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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _______)*


                         Microtel International, Inc.
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                   59514K209
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                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item I; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendments containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 59514K209                 13G                  PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AIB Govett Asset Management Limited (formerly known as John Govett & Co. Limited) 94-3237741

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

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                          SOLE VOTING POWER
                     5
     NUMBER OF            925,000 (7.10%)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             925,000 (7.10%)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NIL

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11


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      TYPE OF REPORTING PERSON*
12
      IA

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                       2
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ITEM 1.

(a)  Name of Issuer

     Microtel International, Inc.

(b)  Address of Issuer's Principal Executive Offices

     4290 East Brickell Street
     Ontario, CA  91761

ITEM 2.

(a)  Name of Person Filing

     AIB Govett Asset Management Limited (formerly known as John Govett & Co. Limited)

(b)  Address of Principal Business Office

     Shackleton House
     4 Battle Bridge Lane
     London, England  SE1 2HR

(c)  Citizenship

     United Kingdom

(d)  Title of Class of Securities

     Private limited company

(e)  CUSIP Number

     N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A :

(f) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

ITEM 4.  OWNERSHIP

(a)  Amount Beneficially Owned

     Nil

(b)  Percent of Class

     Nil

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote

          925,000 common shares

     (ii) shared power to vote or to direct the vote

          N/A

                                       3
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     (iii) sole power to dispose or to direct the disposition of

           925,000 common shares

     (iv)  shared power to dispose or to direct the disposition of

           N/A

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH AQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     N/A

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participation in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 February 13, 1998


                                 /s/ Brian M. Lee
                                 __________________________
                                 Brian M. Lee
                                 Director

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